AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RENTECH, INC.

(Exact name of Registrant as specified in its charter)

Colorado	84-0957421
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

1331 17th Street, Suite 720

Denver, Colorado 80202-1557

(303) 298-8008

(Address of principal executive offices)

Rentech, Inc. Stock Option Agreement with Patricia Butler, dated July 11, 2002

Rentech, Inc. Stock Option Agreement with Geoffrey S. Flagg, dated May 16, 2001

Rentech, Inc. Stock Option Agreement with Jim D. Fletcher, dated July 11, 2002

Rentech, Inc. Stock Option Agreement with Carol Florcyk, dated July 11, 2002

Rentech, Inc. Stock Option Agreement with Mark D. Ibsen, dated May 16, 2001

Rentech, Inc. Stock Option Agreement with Mark D. Ibsen, dated July 11, 2002

Rentech, Inc. Stock Option Agreement with Debra L. McCormick, dated July 11, 2002

Rentech, Inc. Stock Option Agreement with Peter S. Pedersen, dated May 16, 2001

Rentech, Inc. Stock Option Agreement with Peter S. Pedersen, dated July 11, 2002

Rentech, Inc. Stock Option Agreement with Richard Ridley, dated July 11, 2002

Rentech, Inc. Stock Option Agreement with Richard Sheppard, dated May 16, 2001

Rentech, Inc. Stock Option Agreement with Richard Sheppard, dated July 11, 2002

Rentech, Inc. Stock Option Agreement with James E. Siebarth, dated July 11, 2002

Rentech, Inc. Stock Option Agreement with W. Earl Somerville, dated May 16, 2001

Rentech, Inc. Stock Option Agreement (1) with W. Earl Somerville, dated July 11, 2002

Rentech, Inc. Stock Option Agreement (2) with W. Earl Somerville, dated July 11, 2002

Rentech, Inc. Stock Option Agreement with Peter J. Tijm, dated May 16, 2001

(Full title of the Plan)

D. Hunt Ramsbottom

President and Chief Executive Officer

Rentech, Inc.

1331 17th St. Suite 720

Denver, Colorado  80202-1557

(Name and address of agent for service)

(303) 298-8008

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, to be issued under the above-captioned plans	338,000	$—	(1)	$215,580	$24

(1)        This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is determined based on the weighted average exercise price of options outstanding under the above-captioned plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents, which were filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•              Annual Report on Form 10-K for the fiscal year ended September 30, 2005, as amended by Amendment No. 1 on Form 10-K/A;

•              Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005, and March 31, 2006;

•              Current Reports on Form 8-K filed on October 6, 2005, October 13, 2005, November 9, 2005, November 10, 2005, November 16, 2005, November 18, 2005, December 12, 2005, December 19, 2005, December 29, 2005, January 6, 2006, January 17, 2006, January 19, 2006, January 26, 2006, January 27, 2006, February 14, 2006, March 2, 2006, March 14, 2006, April 3, 2006, April 4, 2006, April 10, 2006, April 14, 2006, April 18, 2006, April 19, 2006, April 24, 2006, April 27, 2006, May 2, 2006 and May 11, 2006 ;

•              The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                    Description of Securities.

Not Applicable.

Item 5.                    Interests of Named Experts and Counsel.

The validity of the Common Stock being registered pursuant to this Registration Statement will be passed upon for the Registrant by Amanda M. Darby, General Counsel of the Registrant.  Ms. Darby holds options to purchase up to 65,000 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 7-108-402 of the Colorado Business Corporation Act provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit.  The articles of incorporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which the provision becomes effective.  The Registrant’s articles of incorporation contain a provision eliminating liability as permitted by Section 7-108-402 of the Colorado Business Corporation Act.  The Registrant’s articles of incorporation further provide that the Registrant’s directors and officers will not be held personally liable for any injury to persons or property caused by the wrongful act of any of the Registrant’s employees unless either (i) the director or officer was personally involved in the situation leading to the litigation or (ii) the director or officer committed a criminal offense in connection with the litigation.

Section 7-109-103 of the Colorado Business Corporation Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a “Director”) or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which the Director was a party, against reasonable expenses incurred by him or her in connection with the proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.  The Registrant’s articles of incorporation do not contain any such limitation.

Section 7-109-102 of the Colorado Business Corporation Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director, against any obligation incurred with respect to a Proceeding, to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the proceeding if the Director conducted himself or herself in good faith and the Director reasonably believed, in the case of conduct in an official capacity with the corporation, that the Director’s conduct was in the corporation’s best interests and, in all other cases, the Director’s conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the Director had no reasonable cause to believe that his or her conduct was unlawful. The Registrant’s articles of incorporation provide for such indemnification. A corporation may not indemnify a Director in connection with any proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Under Section 7-109-107 of the Colorado Business Corporation Act, unless otherwise provided in its articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify any such non-Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders or contract.  The Registrant’s articles of incorporation allow indemnification of its officers, employees and agents to the same extent as the Registrant’s Directors.

Section 7-109-104 of the Colorado Business Corporation Act authorizes a Colorado corporation to pay expenses incurred in defending a proceeding in advance of the final disposition of the Proceeding if the person undertakes in writing to repay the amount if it is ultimately determined that the person did not meet the statutory standards of conduct.

The Registrant has obtained policies of directors’ and officers’ liability insurance.  These policies insure the Registrant’s directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances and subject to policy exclusions and limitations.

Item 7.                    Exemption from Registration Claimed.

Not Applicable.

Item 8.                    Exhibits.

The following is a list of exhibits filed as part of this Registration Statement and incorporated herein:

Exhibit Number	Description
5.1	Opinion of Amanda M. Darby, General Counsel of Rentech, Inc.
10.1	Rentech, Inc. Stock Option Agreement with Patricia Butler, dated July 11, 2002
10.2	Rentech, Inc. Stock Option Agreement with Geoffrey S. Flagg, dated May 16, 2001
10.3	Rentech, Inc. Stock Option Agreement with Jim D. Fletcher, dated July 11, 2002
10.4	Rentech, Inc. Stock Option Agreement with Carol Florcyk, dated July 11, 2002
10.5	Rentech, Inc. Stock Option Agreement with Mark D. Ibsen, dated May 16, 2001
10.6	Rentech, Inc. Stock Option Agreement with Mark D. Ibsen, dated July 11, 2002
10.7	Rentech, Inc. Stock Option Agreement with Debra L. McCormick, dated July 11, 2002

10.8	Rentech, Inc. Stock Option Agreement with Peter S. Pedersen, dated May 16, 2001
10.9	Rentech, Inc. Stock Option Agreement with Peter S. Pedersen, dated July 11, 2002
10.10	Rentech, Inc. Stock Option Agreement with Richard Ridley, dated July 11, 2002
10.11	Rentech, Inc. Stock Option Agreement with Richard Sheppard, dated May 16, 2001
10.12	Rentech, Inc. Stock Option Agreement with Richard Sheppard, dated July 11, 2002
10.13	Rentech, Inc. Stock Option Agreement with James E. Siebarth, dated July 11, 2002
10.14	Rentech, Inc. Stock Option Agreement with W. Earl Somerville, dated May 16, 2001
10.15	Rentech, Inc. Stock Option Agreement (1) with W. Earl Somerville, dated July 11, 2002
10.16	Rentech, Inc. Stock Option Agreement (2) with W. Earl Somerville, dated July 11, 2002
10.17	Rentech, Inc. Stock Option Agreement with Peter J. Tijm, dated May 16, 2001
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of KPMG LLP
23.3	Consent of Amanda M. Darby, General Counsel of Rentech, Inc. (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page hereto)

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado, on this 12th  day of May, 2006.

RENTECH, INC.

By:	/s/ D. HUNT RAMSBOTTOM
D. Hunt Ramsbottom, President, Chief
Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Amanda M. Darby and D. Hunt Ramsbottom, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DENNIS L. YAKOBSON	Chairman of the Board	May 12, 2006
Dennis L. Yakobson

Director, President and Chief
/s/ D. HUNT RAMSBOTTOM	Executive Officer	May 12, 2006
D. Hunt Ramsbottom	(Principal Executive Officer)

/s/ GEOFFREY S. FLAGG	Chief Accounting Officer	May 12, 2006
Geoffrey S. Flagg	(Principal Financial Officer)

/s/ THOMAS L. BURY	Director	May 12, 2006
Thomas L. Bury

/s/ RONALD C. BUTZ	Director	May 12, 2006
Ronald C. Butz

/s/ MICHAEL F. RAY	Director	May 12, 2006
Michael F. Ray

/s/ HALBERT S. WASHBURN	Director	May 12, 2006
Halbert S. Washburn

/s/ ERICH W. TIEPEL	Director	May 12, 2006
Erich W. Tiepel

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Amanda M. Darby, General Counsel of Rentech, Inc.
10.1	Rentech, Inc. Stock Option Agreement with Patricia Butler, dated July 11, 2002
10.2	Rentech, Inc. Stock Option Agreement with Geoffrey S. Flagg, dated May 16, 2001
10.3	Rentech, Inc. Stock Option Agreement with Jim D. Fletcher, dated July 11, 2002
10.4	Rentech, Inc. Stock Option Agreement with Carol Florcyk, dated July 11, 2002
10.5	Rentech, Inc. Stock Option Agreement with Mark D. Ibsen, dated May 16, 2001
10.6	Rentech, Inc. Stock Option Agreement with Mark D. Ibsen, dated July 11, 2002
10.7	Rentech, Inc. Stock Option Agreement with Debra L. McCormick, dated July 11, 2002
10.8	Rentech, Inc. Stock Option Agreement with Peter S. Pedersen, dated May 16, 2001
10.9	Rentech, Inc. Stock Option Agreement with Peter S. Pedersen, dated July 11, 2002
10.10	Rentech, Inc. Stock Option Agreement with Richard Ridley, dated July 11, 2002
10.11	Rentech, Inc. Stock Option Agreement with Richard Sheppard, dated May 16, 2001
10.12	Rentech, Inc. Stock Option Agreement with Richard Sheppard, dated July 11, 2002
10.13	Rentech, Inc. Stock Option Agreement with James E. Siebarth, dated July 11, 2002
10.14	Rentech, Inc. Stock Option Agreement with W. Earl Somerville, dated May 16, 2001
10.15	Rentech, Inc. Stock Option Agreement (1) with W. Earl Somerville, dated July 11, 2002
10.16	Rentech, Inc. Stock Option Agreement (2) with W. Earl Somerville, dated July 11, 2002
10.17	Rentech, Inc. Stock Option Agreement with Peter J. Tijm, dated May 16, 2001
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of KPMG LLP
23.3	Consent of Amanda M. Darby, General Counsel of Rentech, Inc. (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page hereto)